Exhibit 4.1

INCORPORATED UNDER THE LAWS OF THE STATE OF ISRAEL HOLD ME LTD. Reg. No. 51-393321-8
AUTHORIZED CAPITAL OF NIS 10,000,000 DIVIDED INTO 990,000,000 ORDINARY SHARES WITH NIS 0.01 PAR VALUE EACH, 10,000,000 PREFERRED SHARES WITH NIS 0.01 PAR VALUE EACH

This is to Certify that	is the owner of

FULLY PAID AND NON-ASSESSABLE ORDINARY SHARES OF

HOLD ME LTD. Reg. No. 51-3933218-8
Issued on the date below under the Company’s stamp and in accordance with the Articles of Association of the Company
Witness the signature of the Company’s dully authorized officer

Menachem Shalom, Director	Date